Exhibit 99.1

CONTACT:
Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Treasurer & Director, Investor Relations
+1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

For Immediate Release

Wind River Reports First Quarter EPS at Mid-Range of Original Guidance

On Revenue Slightly Lower Than Expected

Company Announces Adoption of WIND RIVER® PLATFORMS on Target — Crosses 1,000 Enterprise License Seats Milestone

ALAMEDA, Calif., May 20, 2003— Wind River Systems, Inc. (Nasdaq: WIND), the worldwide market leader in embedded software and services, today reported its first quarter fiscal 2004 operating results.  Total revenues for the first quarter ended April 30, 2003 were $48.5 million, a 20% decrease compared to revenues of $60.9 million in the fourth quarter of fiscal 2003, and a 27% decrease compared to revenues of $66.4 million in the first quarter of fiscal 2003.

“We made solid progress against our strategic initiatives in the first quarter.  Our WIND RIVER PLATFORM products and new licensing model continued to gain traction.  At the same time, we significantly reduced our cost structure with a focus on returning the company to profitability,” stated Tom St. Dennis, president and chief executive officer.

In accordance with generally accepted accounting principles (GAAP), first quarter fiscal 2004 net loss was $10.8 million, compared to a net loss of $18.0 million for the first quarter of fiscal 2003.  GAAP net loss per share was $0.14 for the first quarter of fiscal 2004, compared to a net loss of $0.23 per share for the first quarter of fiscal 2003.  Guidance given entering the quarter was for a GAAP loss per share of $0.12 to $0.17.

Pro forma net loss for the first quarter of fiscal 2004 was $9.3 million, or a net loss of $0.12 per share, compared to a net loss of $9.8 million, or a net loss of $0.12 per share, reported for the first fiscal quarter of 2003.

Wind River provides pro forma data as a useful alternative for understanding the company’s operating results and ongoing business trends.  Pro forma data is not in accordance with, or an alternative for, GAAP and may be materially different from pro forma measures used by other companies.  Pro forma net loss for the three months ended April 30, 2003 and 2002 was computed by adjusting GAAP net loss to exclude amortization of purchased intangibles and gain on sale of assets and assuming that a tax benefit from losses will be realized for the three months ending April 30, 2002. Wind River provides a reconciliation of its GAAP and pro forma net loss for the three-month periods ended April 30, 2003 and 2002 on page four of this release.

Additionally, the company announced today that Steve Kennedy, Group Vice President of Worldwide Sales and Marketing, has notified the company that he will be leaving Wind River effective June 30, 2003.  The company will begin a search for Mr. Kennedy’s replacement immediately.

Other Financial Highlights

•                  Cash flow from operations was positive $2.7 million for the quarter, excluding cash outflows of $12.5 million associated with restructuring activities.

•                  Cash and cash equivalents and total investments, including restricted cash, were $257.1 million at the end of the first quarter FY2004 as compared to $284.9 million at the end of January 31, 2003.

•                  Days Sales Outstanding (DSOs) in accounts receivable at the end of the first quarter FY2004 were 64 days.

“We generated positive cash flow from operations and a loss per share within our expected range for the quarter due largely to the impact of cost control measures and strong collections associated with revenue from the fourth quarter,” stated Michael Zellner, chief financial officer.  “Although the cost control measures and reduction-in-force made for a more challenging quarter, I believe we are now well aligned to deliver against our commitment of positive operating cash flow for the year.”

WIND RIVER PLATFORMS Update

Last November, Wind River announced WIND RIVER PLATFORMS, the industry’s first integrated embedded platforms.  WIND RIVER PLATFORMS are designed to allow customers to improve development efficiencies, accelerate time-to-market and enhance product reliability.  Wind River also introduced a new subscription based licensing model designed to encourage customers to approach embedded software development with an enterprise-wide focus, gain control of development costs and speed time to profitability.

As announced in a separate release today, the company delivered against its previously stated objective of ending the first quarter with more than 1,000 enterprise license seats booked to date.  Early adopters include BAE Systems, Fluke Networks Corporation, Huawei Technologies, Hughes Network Systems, Lucent Technologies, Motorola, Pace Micro Technology, Qualcomm, Raytheon, Samsung, Sanyo and Sony among others.

“WIND RIVER PLATFORMS and our enterprise licensing model are helping Wind River extend its leadership position as a strategic partner for our customers.  We have seen a positive trend in our new development seat business since introducing the first ever integrated embedded platforms and our simplified licensing model six months ago,” stated Tom St. Dennis.

Outlook and Goals

The following statements are forward-looking and actual results may differ materially.  Please consult the safe-harbor statement at the end of this press release for a description of certain risk factors and Wind River’s SEC reports for a complete description of risks.  In response to SEC Regulation Fair Disclosure (Reg FD), the Company plans to disseminate its business outlook, based on current expectations, in conjunction with its quarterly earnings releases and conference calls.  Wind River does not plan to provide any further material guidance on analysts’ financial models beyond the information provided in its quarterly earnings release and conference call.

Wind River is now providing more details regarding the Q2 FY 2004 outlook:

Second Quarter Outlook:

•                  Wind River expects revenue for Q2 FY 2004 to be flat to down 5% as compared to Q1.

•                  The company expects to add at least 850 additional enterprise license seats in the second quarter.

•                  GAAP net loss per share for Q2 FY 2004 is expected to be approximately 14¢ to 17¢ per share.

•                  Days Sales Outstanding (DSO) is expected to be approximately 60-70 days in Q2 FY 2004.

•                  At the low end of eps guidance, the company expects negative cash flow from operations could be as much as $7 million for the second quarter.

Fiscal Year Goals:

•                  Deliver positive cash flow from continuing operations for FY 2004.

•                  Grow total active users by over 10% by end of year as compared to end of FY 2003.

Conference Call

Management will host a conference call at 2:00 p.m. Pacific Time on May 20, 2003 to discuss these results. You may listen to the conference call by calling +1.800.399.5927 in the U.S. or +1.706.643.3427 internationally. You may also listen in live via our webcast at www.windriver.com.  A replay of the conference call will be available after 5:00 p.m. Pacific on May 20, 2003 until 8:59 p.m. Pacific on May 27, 2003. You may listen to the replay of the conference call by calling +1.800.642.1687 in the U.S. and +1.706.645.9291 internationally and enter the conference i.d. 316997.

About Wind River

Wind River is the worldwide leader in embedded software and services. The company provides market-specific embedded platforms that integrate real-time operating systems, development tools and technologies. Wind River’s products and professional services are used in multiple markets including aerospace and defense, automotive, digital consumer, industrial, and network infrastructure. Wind River provides high-integrity technology and expertise that enables its customers to create superior products more efficiently. Companies from around the world turn to Wind River to create the most reliable products and to accelerate their time-to-market.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call Wind River at
1-800-872-4977.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc. WIND RIVER is a registered trademark of Wind River Systems, Inc. All other names mentioned are trademarks, registered trademarks or service marks of their respective companies.

This press release contains forward-looking statements, including those relating to expected revenue, earnings per share, operating cash flow levels, days sales outstanding, seats under subscription and user growth rates for the fiscal quarter ending July 31, 2003, and for the fiscal year ending January 31, 2004, and the expected adoption rate of the Company’s new business model that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein.  Factors that could cause or contribute to such differences include but are not limited to the continuing weakness in the economy generally, Wind River’s ability to align its costs with decreased revenue levels, the impact of competitive products and pricing, the success of the Company’s implementation of its new business model and the rate of its adoption, potential slow down in customer sales, the impact of charges for restructuring and other costs and other risk factors detailed in the Wind River’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, its Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission.  Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Wind River Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended
	April 30,
	2003	2002
Revenues, net:
Products	$29,261	$43,725
Services	19,282	22,634
Total revenues, net	48,543	66,359

Cost of revenues:
Products	3,159	5,473
Services	10,070	13,988
Total cost of revenues	13,229	19,461

Gross profit	35,314	46,898

Operating expenses:
Selling and marketing	23,444	33,815
Product development and engineering	14,349	20,622
General and administrative	7,489	9,284
Amortization of purchased intangibles	1,842	2,123
Total operating expenses	47,124	65,844

Loss from operations	(11,810)	(18,946)

Other income, net	1,672	1,398

Loss before provision for income taxes	(10,138)	(17,548)
Provision for income taxes	635	500
Net loss	$(10,773)	$(18,048)

Net loss per share:
Basic and diluted	$(0.14)	$(0.23)
Shares used in per share calculation:
Basic and diluted	79,619	78,767

Reconciliation to Pro Forma Net Loss
Net loss	$(10,773)	$(18,048)
Amortization of purchased intangibles	1,842	2,123
Gain on sale of assets	(416)	—
Benefit from income taxes	—	6,130
Pro forma net loss	$(9,347)	$(9,795)

Pro forma net loss per share:
Basic and diluted	$(0.12)	$(0.12)
Shares used in per share calculation:
Basic and diluted	79,619	78,767

Wind River Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	April 30,	January 31,
	2003	2003
ASSETS
Current assets:
Cash and cash equivalents	$25,903	$31,938
Short-term investments	24,347	31,110
Accounts receivable, net	34,112	42,129
Prepaid and other current assets	10,211	11,763
Total current assets	94,573	116,940

Investments	160,712	161,575
Property and equipment, net	99,636	45,618
Intangibles, net	92,520	94,376
Other assets	11,267	11,645
Restricted cash	46,136	60,300
Total assets	$504,844	$490,454

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,516	$2,063
Accrued liabilities	18,688	19,230
Accrued restructuring costs	6,211	18,717
Accrued compensation	14,065	15,264
Income taxes payable	2,680	4,392
Deferred revenues	29,243	28,863
Total current liabilities	73,403	88,529

Convertible subordinated debt	150,000	150,000
Other long-term debt	40,000	—
Total liabilities	263,403	238,529

Stockholders’ equity:
Common stock	82	82
Additional paid-in-capital	748,277	747,642
Loan to stockholder	(1,919)	(2,006)
Treasury stock, at cost	(34,185)	(34,185)
Accumulated other comprehensive income	211	644
Accumulated deficit	(471,025)	(460,252)
Total stockholders’ equity	241,441	251,925
Total liabilities and stockholders’ equity	$504,844	$490,454

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